Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces the Completion of Enrollment of a Phase II Study for

its Novel, Oral Asthma Treatment

Data Expected to be Available by the end of 2005

SAN DIEGO, Calif. – September 7, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the completion of patient enrollment in a Phase II clinical study with MN-001 for the treatment of asthma.

MN-001, which is orally administered, is a leukotriene receptor antagonist and an inhibitor of phosphodiesterases III and IV, 5-lipoxygenase, as well as thromboxane A2. MediciNova licensed the MN-001 from Kyorin Pharmaceutical Co., Ltd. of Tokyo, Japan, with exclusive worldwide rights, except for Japan, China, Taiwan and South Korea.

The current clinical study, which has been ongoing for six months, has enrolled 147 patients with mild to moderate asthma. Patients will complete treatment by the end of October 2005. Results from this Phase II study will be analyzed and data will be available during the fourth quarter of 2005. The placebo-controlled study is designed to evaluate trends in the effectiveness of three different dosing regimens of MN-001 on improvement of respiratory function by various measures, including increases in forced expiratory volume, reduction in the response to methacoline challenge, and the duration of these improvements following dosing and improvement after four weeks of treatment compared with that observed on the first day of treatment. The safety and tolerability of MN-001 will also be evaluated.

“We are very encouraged by how quickly and efficiently this study has been conducted.” stated Richard Gammans, Ph.D., Chief Development Officer at MediciNova, “The trial should be completed two months ahead of schedule. It is worth noting that we have seen very few patients drop out of the study, and we are hopeful that once the data are available we will have confirmation of safety and tolerability together with evidence of efficacy that will signal the continued development of MN-001.”

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the expected progress of the development of one of the Company’s product candidates. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.